MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NGPC ASSET HOLDINGS II, LP,

NGP CAPITAL RESOURCES COMPANY

AND

GLOBE BG, LLC

REGARDING

ALDEN RESOURCES LLC

Dated as of May 27, 2011

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of the [26] day of May, 2011 by and among NGPC Asset Holdings II, LP, a Texas limited partnership (the “Principal Member”), Globe BG, LLC, a Delaware limited liability company (the “Purchaser”), NGP Capital Resources Company, a Maryland corporation (“Seller Guarantor”), and the other Persons set forth on Schedule 1 attached hereto, who shall deliver to the Purchaser at or prior to Closing an executed copy of the Notice and Joinder Agreement (the “Minority Members”, and together with the Principal Member, the “Members” and together with the Purchaser, the “Parties”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Members own all of the equity interests (“Company Interests”), of Alden Resources LLC, a Delaware limited liability company (the “Company”), which Company Interests represent all of the equity interests of the Company; and

WHEREAS, pursuant and subject to the terms and conditions of this Agreement, the Principal Member desires to transfer and sell to the Purchaser its respective Company Interests and to cause the transfer and sale of the Minority Members’ Company Interests, and the Purchaser desires to acquire from the Members such Company Interests.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Members hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Accounts Receivable” shall mean all accounts, accounts receivable, notes, notes receivable, trade receivables, bonds payable to the Company, commissions and other receivables owned by or due to the Company and rights to payment of the Company as of the Closing Date.

“Administrative Agent” shall mean NGPC Asset Holdings, LP, a Texas limited partnership.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” shall mean this Membership Interest Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Alden Purchase Price” shall mean the sum of the Base Amount, as adjusted for any payments made or received pursuant to Sections 2.3(a) or (f).

“Assets” shall mean all of the Company’s right, title, and interest in and to all of the assets, properties and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, relating to or used or held for use in the operation of the Business.  For purposes of example, Assets shall include (i) all of the material equipment, machinery, furniture, tools, spare parts, computer hardware and other items of tangible personal property owned by the Company and used in the conduct of the Business and (ii) all of the material equipment, machinery, furniture, tools, spare parts, computer hardware and other items of tangible personal property leased by the Company and used in the conduct of the Business

 “Base Amount” shall equal $52,500,000.

“Boyd Report” shall mean that certain Independent Coal Reserve Estimate Report No. 3245.4 prepared for the Company by John T. Boyd Company dated July 2009.

“Business” shall mean the business, as conducted by the Company as of the Closing Date, of exploring for, mining, processing, marketing and selling coal.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York generally are closed for business.

“Cap” shall have the meaning set forth in Section 9.5(b).

“Claim” shall mean any and all actions, causes of action, choses in action, investigation or notice therefor, defenses, suits, claims or proceedings to recover money or property and demands of any nature whatsoever, whether known or unknown, in law, equity or otherwise, including causes of action arising under state or federal statutes and common law, including fraudulent transfer or conveyance law, relating to commercial tort claims, or relating to directors and officers liability.

“Claims Deductible” shall have the meaning set forth in Section 9.5(a).

“Closing” shall mean the consummation of the transactions contemplated hereby in accordance with Article VII.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Payment” shall mean the Base Amount, minus the Debt Repayment Amount, plus or minus any adjustment pursuant to Section 2.3(a).

“Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Combined Purchase Price” shall mean the sum of the Alden Purchase Price (disregarding any adjustment pursuant to Section 9.10 hereof for purposes of this definition), the Royalty Interests Purchase Price (as defined in the ORRI Purchase Agreement) (disregarding any adjustment pursuant to Section 8.9 of the ORRI Purchase Agreement for purposes of this definition) and the Gatliff Purchase Price (as defined in the Gatliff Purchase Agreement) (disregarding any adjustment pursuant to Section 9.9 of the Gatliff Purchase Agreement for purposes of this definition).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” shall mean each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or any of its ERISA Affiliates in respect of the Business or ERISA Affiliate’s business and covers any Employee or any former employee of the Company.

“Company Interests” shall have the meaning set forth in the Preamble.

“Company Material Adverse Effect” shall mean an effect on the business, operations, results of operations or financial condition of the Company’s business as a whole that is material and adverse, excluding effects directly or indirectly resulting from (a) matters generally affecting the coal markets in the United States, (b) matters generally affecting the economy of the United States of America, (c) military action or any act of terrorism, (d) the disclosure of the transactions contemplated by this Agreement, (e) changes in Law, (f) changes in accounting rules or requirements or interpretation thereof or (g) compliance with the terms of this Agreement or the consummation of the transactions contemplated hereby (including the taking of any action expressly required by this Agreement or acts or omissions of the Company or any of its Affiliates taken with the prior written consent of the Purchaser).

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of October 20, 2010, by and between NGP Investment Advisor, LP and GSM Enterprises, LLC.

“Consent” shall mean a consent, authorization or approval of a Person, or a filing or registration with a Person.

“Contract” shall mean and include, whether written or oral, a contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond or warrant.

“Contractor Residual Payments” shall mean any payments due to any contractor for work on the Gatliff Prep Plant, including those payments that will be owed to Taggart Global, LLC pursuant to the Design and Construction Agreement between the Company and Taggart Global, LLC.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2010, by and among the Company, the lender parties thereto and the Administrative Agent, as amended by that certain Waiver, Consent and Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of September 29, 2010, and as further amended by that certain Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of February 8, 2011.

“Debt Amount” shall equal the amount of Indebtedness of the Company as of the Closing Date pursuant to the Credit Agreement.

“Debt Reduction Amount” shall mean (i) if the Estimated Working Capital exceeds the Target Working Capital, $0 and (ii) if the Target Working Capital exceeds the Estimated Working Capital, the amount of such excess.

“Debt Repayment Amount” shall have the meaning set forth in Section 7.3(b).

“December Balance Sheet” shall mean the audited balance sheet of the Company as of December 31, 2010.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Drilling” shall have the meaning set forth in Section 6.2(a).

“Employee” shall mean any Person who is listed on Schedule 4.13.

“Enforceability Limitations” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity (including concepts of reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Claim” shall mean any Claim in respect of, arising out of, or related to personal injury, sickness, disease or death, tangible or intangible property damage, cost recovery, damages (or risk thereof) to the environment, natural resource damages, violation of pollution standards, nuisance, pollution, contamination or other adverse effects on the environment, and/or for fines, penalties or liabilities for or in respect of any remedial action, in each case arising out of, related to or attributed to (a) a presence, release or threatened release of any Hazardous Substance to the environment, including any release to the Land or directly or indirectly beyond the boundaries of the Land, (b) the sale, use, generation, handling, transportation, storage, remediation, removal, treatment or disposal of any Hazardous Substance or (c) the violation or alleged violation of any Environmental Law or any authorization issued pursuant to any Environmental Law; the foregoing to apply equally to any location now or formerly used in connection with the Company’s Assets or Business.

“Environmental Law” shall mean any Law, as in effect on the date hereof, pertaining to, regulating, or imposing liability or standards of conduct concerning the protection of human health or the environment, including ambient air, surface water, groundwater, soil or land, or the impact of environmental conditions on human health and safety, and including Laws relating to the generation, treatment, storage, disposal, release, remediation, removal, transport or handling of any Hazardous Substance, including the Surface Mining Control and Reclamation Act of 1977, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, Clean Air Act, the Hazardous & Solid Waste Amendments Act of 1984, the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and all other applicable federal, state or local Laws for the protection of the environment and maintenance of health and safety.

“Environmental Liability” shall mean any liability, Loss or other obligation with respect to any and all Environmental Claim(s).

 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(a).

“Excluded Liabilities” shall mean those liabilities set forth on Schedule A.

“Final Working Capital” shall have the meaning set forth in Section 2.3(f).

“Financial Statements” shall have the meaning set forth in Section 4.5(a).

 “Fundamental Representations or Warranties” shall mean those representations and warranties set forth in Article III (except Section 3.5 (Actions and Proceedings)) and Sections 4.1 (Due Organization), 4.2 (Capitalization), and 4.3 (Non-Contravention).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean any federal, state, commonwealth, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, commonwealth, local or foreign government or subdivision thereof.

“Hazardous Substance” shall mean any waste, material, pollutant, contaminant or substance that is regulated, controlled or defined as hazardous, toxic, radioactive, reactive, dangerous,  or words of similar import under any applicable Environmental Law, including any petroleum, petroleum products, petroleum fractions or crude oil, asbestos or asbestos-containing materials or polychlorinated biphenyls.

“Indebtedness” means and includes, as to any Person, without duplication, (a) obligations for borrowed money which have been incurred in connection with the acquisition of property or assets or for the deferred payment of the cost of construction or improvement thereof or for the deferred purchase price of property, (b) obligations secured by a Lien on assets of such Person, other than Permitted Liens, (c) obligations for the deferred purchase price of assets created or arising under any conditional sale or other title retention agreement with respect to assets acquired, (d) all Indebtedness of any other Person guaranteed by such Person, (e) all capital leases (in accordance with GAAP) entered into or assumed, (f) obligations in respect of letters of credit but, only to the extent that, the letter of credit does not support an obligation already included in Indebtedness or which would constitute a current account payable of such Person, except for Permitted Letters of Credit, (g) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities (or property) and (h) all obligations in respect of any hedging agreement.

“Indemnified Party” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article IX.

“Indemnifying Party” shall mean the Person or Persons claimed by the Indemnified Party to be obligated to provide indemnification under Article IX.

“Indemnity Exception” shall mean the demonstration, by a preponderance of the evidence, that a representation and/or warranty made hereunder or pursuant hereto by a Person was intentionally made and known to be materially untrue.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(c).

“Intellectual Property” shall mean intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, including:

(a) patent registrations and applications,

(b) copyright registrations and applications,

(c) registrations of and applications for trade names, trademarks, service names and service marks,

(d) Technology and

(e) domain names.

“Inventory” shall mean all mined and extracted, uninvoiced and unsold, coal inventory owned by the Company, whether or not located on the Lands and existing as of the Closing Date, including processed coal, raw coal and fines, valued in accordance with GAAP and in accordance with past practices, but excluding any obsolete or slow moving inventory that is not saleable in the Ordinary Course of Business. The Inventory shall be calculated by the Company on the day immediately prior to the Closing Date by measurement, and the Purchaser shall be entitled to have observers present for such calculation.  Such calculation shall be used in both the Estimated Working Capital, the Closing Statement and the Final Working Capital.

“Land” shall mean that real property burdened by the Leases and any other interests of the Company in real property.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.5(a).

“Law” shall mean any law, including common law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority, including the federal or any state constitution, and applicable as of the date hereof.

“Leases” shall mean the real property leases held by the Company, including those set forth on Schedule 4.8(a).

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, preference, community property interest, easement, covenant, restriction, encroachment, burden, charge or any other encumbrance of any kind.

“LLC Agreement” shall mean the Third Amended and Restated Operating Agreement of the Company.

“Loss” or “Losses” shall mean any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including reasonable costs and expenses of counsel).

“Material Consent” shall mean a consent, authorization or approval of the counterparty to the Contracts set forth on Schedule 4.3.

“Member” shall have the meaning set forth in the Preamble.

“Member Indemnified Party” shall have the meaning set forth in Section 9.4.

“Member Survival Date” shall have the meaning set forth in Section 9.4.

“Minority Members” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Non-Party Affiliates” shall have the meaning set forth in Section 10.7.

“Notice and Joinder Agreement” shall mean that Notice and Joinder Agreement substantially in the form attached hereto as Exhibit A.

“Ordinary Course of Business” shall mean the normal manner of operation and conduct of the Company’s business, consistent with the Company’s past custom and practice (including, if applicable in its context, price, quantity and frequency).

“ORRI Purchase Agreement” shall mean that certain Purchase Agreement dated as of the date hereof by and among the Seller Guarantor and the Purchaser.

“Parties” shall have the meaning set forth in the Preamble.

“Permit” shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including mining permits, related to the Business.

“Permitted Letters of Credit” shall mean those letters of credit pertaining to Reclamation Bonds.

“Permitted Liens” means (a) Liens for Taxes that are not yet due or are being contested in good faith by appropriate proceedings, provided that Taxes that are being contested are accurately and fully recorded and accrued for on the Company’s Financial Statements, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due, provided that the underlying obligation is included as a Working Capital Liability, (c) Liens incurred or deposits made in the Ordinary Course of Business, in each case to the extent such liability or obligation is included as a Working Capital Liability, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights -of -way, restrictions and other similar charges or encumbrances not materially interfering or expected to materially interfere with the Ordinary Course of Business, (e) Liens that will be released prior to or as of the Closing and (f) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Lands or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Lease and not materially interfering or expected to materially interfere with the Ordinary Course of Business.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the close of business on the Closing Date and (b) in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Press Release” shall have the meaning set forth in Section 10.8.

“Principal Member” shall have the meaning set forth in the Preamble.

“Principal Member’s Knowledge” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Principal Member shall mean the actual knowledge of any of the Persons listed on Schedule 1.1A after due inquiry; provided, however, that for purposes of Section 4.8 only, “Principal Member’s Knowledge” shall mean the actual knowledge of those Persons listed on Schedule 1.1A after such Persons have made due inquiry of the Employees, who by virtue of their respective job function have or would be likely to have actual knowledge of the Company’s real property matters; provided, further, that such Employees shall not be obligated to make any further inquiry.

“Proceeding” shall mean an action, suit, arbitration, proceeding or other litigation or dispute resolution.

“Producing Leases” shall mean the Leases burdening Lands that are being actively mined by the Company on the Closing Date.

“Prohibited Payment” shall mean any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any Governmental Authority or immediate family member of any Governmental Authority, to influence any act, decision or omission of any Governmental Authority, to obtain or retain business, to direct business to the Company or to gain any advantage or benefit for the Company.  Prohibited Payments do not include the following: (a) any facilitating payment to a Governmental Authority the purpose of which is to expedite or to secure the performance of a routine governmental action (e.g., obtaining a visa), or (b) a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of a Governmental Authority that is directly related to the execution or performance of a contract with a foreign government or agency; provided that, with respect to (a) and (b), such payments or expenditures do not violate applicable Law.

“Property Taxes” shall have the meaning set forth in Section 10.14(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” shall mean an effect on the business, operations, results of operations or financial condition of the Purchaser’s business as a whole that is material and adverse, excluding effects directly or indirectly resulting from (a) matters generally affecting the silicon metal and silicon-based alloys markets in the United States and/or any country in which the Purchaser sells products or services, including those matters arising out of or relating to material shortages or price volatility, (b) matters generally affecting the economy of the United States of America and/or any country in which the Purchaser sells products or services, (c) military action or any act of terrorism, (d) the disclosure of the transactions contemplated by this Agreement, (e) changes in Law, (f) changes in accounting rules or requirements or interpretation thereof or (g) compliance with the terms of this Agreement or the consummation of the transactions contemplated hereby (including the taking of any action expressly required by this Agreement or acts or omissions of the Purchaser or any of its Affiliates taken with the prior written consent of the Principal Member).

“Purchaser Survival Date” shall have the meaning set forth in Section 9.1.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1B after due inquiry.

“Recipient” shall have the meaning set forth in Section 10.14(e)(i).

“Reclamation Bonds” are those reclamation bonds set forth on Schedule 6.9.

“Schedules” shall mean the disclosure schedules delivered by the Principal Member to the Purchaser concurrently with the execution of this Agreement.

“Seller’s Security” shall have the meaning set forth in Section 6.9(b)(i).

“Straddle Period” shall have the meaning set forth in Section 10.14(b).

“Subsidiary” of a Person shall mean any Person controlled by such Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Substitute Bonds” shall have the meaning set forth in Section 6.9(b)(ii).

“Substitute Security” shall have the meaning set forth in Section 6.9(b)(i).

“Survival Date” shall mean the Purchaser Survival Date or the Member Survival Date, as applicable.

“Target Working Capital” shall mean negative Three Million – Four Hundred Twenty Thousand – Sixty Seven U.S. Dollars (-$3,420,067).  A sample statement of Working Capital is attached hereto as Exhibit B, which is based on the unaudited balance sheet of the Company as of December 31, 2010.

“Tax Claim” shall have the meaning set forth in Section 10.14(e)(i).

“Tax Return” shall mean any report, return, document, form, declaration, payee statement, claim for refund, or other information or filing required to be supplied to any Governmental Authority or any Person with respect to Taxes, including any applicable schedule, attachment or amendment.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by any Governmental Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Technology” shall mean trade secrets, inventions, discoveries, know-how, formulae, practices, processes, procedures, ideas, specifications, engineering data, software, firmware, programs, source codes, databases and data collections.

“Title Opinions” shall mean those Title Opinions delivered to the Purchaser in connection with this Agreement, a list of which is set forth on Exhibit D.

“Transaction Documents” shall mean this Agreement, the Notice and Joinder Agreement and all related transaction documents contemplated hereby and thereby.

“Transfer” shall have the meaning set forth in Section 6.8(a).

“Transfer Applications” shall have the meaning set forth in Section 6.8(a).

“Transfer Period” shall have the meaning set forth in Section 6.8(c).

“WARN Act” shall have the meaning set forth in Section 4.13(c).

“Withholding Taxes” shall have the meaning set forth in Section 4.15(g).

“Working Capital” shall mean the Company’s Working Capital Assets minus the Company’s Working Capital Liabilities.

“Working Capital Assets” shall mean all of the current assets of the Company, other than cash and except as noted below, determined in accordance with GAAP applied on a basis consistent with the December Balance Sheet (provided that where the specific entry on the December Balance Sheet is inconsistent with GAAP, such inconsistency shall be used in the calculation of such specific entry irrespective of GAAP and provided further that the reserve for uncollectible accounts will be established as set forth below), including the following, in each case without duplication:

(i)           Accounts Receivable at the full face value thereof net of an aggregate reserve for uncollectible accounts consistent with past practice;

(ii)           all prepaid expenses (but only to the extent that the Purchaser will obtain the benefit thereof within 3 months); and

(iii)           Inventory.

“Working Capital Liabilities” shall mean all of the Company’s current liabilities determined in accordance with GAAP applied on a basis consistent with the December Balance Sheet (provided that where the specific entry on the December Balance Sheet is inconsistent with GAAP, such inconsistency shall be used in the calculation of such specific entry irrespective of GAAP), including the following, in each case without duplication: accounts payable, accrued expenses, customer deposits, notes payable, notes payable insurance, current portion of accrued reclamation expense, advances payable, amounts that would have been included based on adjustments made as normal year-end audit adjustments, deferred revenue, deferred rent, accrued lease payables, excise taxes payable, sales taxes payable, accrued federal tax withholding with respect to payroll, Contractor Residual Payments, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, accrued salaries and bonuses payable, vacation expense payable, sales commissions payable and health care benefits payable, but it shall not include any portion of the Company’s Indebtedness in an amount up to $4,400,000 related to (i) that certain lease by and between the Company and Caterpillar Financial Services Corporation, (ii) that certain lease by and between the Company and Volvo Financial Services, a division of VFS US LLC and (iii) that certain Purchaser Contract by and between the Company and Brandeis Machinery and Supply Company, or any costs or expenses incurred by the Company pursuant to the Drilling plan.

Section 1.2 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Subject to Section 10.18, underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

SALE AND PURCHASE OF COMPANY INTERESTS; PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT

Section 2.1 Purchase and Sale of the Company Interests.  Subject to the other terms and conditions of this Agreement, at the Closing, the Members shall sell to the Purchaser, and the Purchaser shall purchase from the Members, their respective Company Interests, free and clear of any Liens.  If a Member has not executed this Agreement or a Notice and Joinder Agreement on or prior to the Closing such Member’s respective Company Interests shall be sold to the Purchaser at such time as such Member executes and delivers a Notice and Joinder Agreement, which shall be as soon as practicable.

Section 2.2 Consideration for the Company Interests.  The total consideration for the Company Interests and the agreements and covenants herein shall consist of the sum of:

(a) the Base Amount; minus

(b) the Debt Amount; minus

(c) any adjustment pursuant to Section 2.3(a); plus or minus

(d) any adjustments pursuant to Section 2.3(f); and plus or minus

(e) any adjustments pursuant to Section 9.10.

(f) All payments made hereunder shall be made in accordance with Section 10.4 and to such account or accounts as the receiving Party shall designate in writing to the paying Party.

Section 2.3 Purchase Price Adjustment.

(a) The Principal Member will prepare and deliver to the Purchaser at Closing a statement of the Working Capital, setting forth the Principal Member’s good faith estimate of the Working Capital as of the close of business as of the Closing (the “Estimated Working Capital”).  If the Estimated Working Capital exceeds the Target Working Capital, then the Closing Payment shall be increased by the amount of such excess. In the event that the Estimated Working Capital is less than the Target Working Capital, then the Closing Payment shall be reduced by the amount of such deficiency.

(b) Within forty-five (45) days after the Closing, the Purchaser will prepare and deliver to the Principal Member a statement (the “Closing Statement”) of the Working Capital reflected on the Closing Balance Sheet, setting forth the Purchaser’s good faith estimate of the Working Capital as of the close of business as of the Closing and providing reasonable detail with respect to the various components thereof.

(c) Within 15 days after receipt of the Closing Statement, the Principal Member will deliver to the Purchaser a written statement describing its questions or objections (if any) to the Closing Statement.  If the Principal Member does not raise any questions or objections within such period, the Working Capital as set forth in the Closing Statement will become final and binding upon all of the Parties. If the Principal Member does raise any such questions or objections, the Purchaser and the Principal Member and their respective accountants shall attempt to resolve such matters (and all non-disputed matters shall be deemed agreed) within 30 days after receipt of the same by the Purchaser, and if unable to do so, the Purchaser and the Principal Member shall refer all remaining disputes concerning the calculations of the Closing Statement to Deloitte & Touche (or another nationally recognized independent accounting firm reasonably acceptable to the Purchaser and the Principal Member) (the “Independent Accounting Firm”), which shall be instructed to resolve such disputes within 60 days of the referral.  The Purchaser and the Principal Member will make available to the Independent Accounting Firm at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 2.3(c) the work papers and back-up materials used in preparing the Closing Statement and the books and records of the Company. The Purchaser and the Principal Member shall have the right to meet jointly with the Independent Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Independent Accounting Firm and its determination of the Final Working Capital will be (i) determined in accordance with the terms of this Agreement, (ii) set forth in writing and (iii) conclusive and binding upon the Parties. The determination of the Final Working Capital by the Independent Accounting Firm will become final and binding upon the date of such resolution.

(d) The Purchaser will make available to the Principal Member and its accountants and other representatives in a reasonable manner, at reasonable times and upon reasonable notice (and copies thereof at the Principal Member’s sole cost and expense) at any time during (i) the review by the Principal Member of the Closing Statement and (ii) the pendency of any dispute under Section 2.3(c) the work papers and back-up materials used in preparing the Closing Statement. Until any dispute under Section 2.3(c) is resolved, the Purchaser will keep these materials in its principal business office.

(e) The Principal Member and the Purchaser will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the determination of the Working Capital.  Notwithstanding the foregoing, (i) if the Final Working Capital is closer to the amount claimed by the Principal Member to the Independent Accounting Firm, then the Purchaser will pay the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of any disputes arising under this Section 2.3, and (ii) if the Final Working Capital is closer to the amount claimed by the Purchaser to the Independent Accounting Firm, then the Principal Member will pay the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of any disputes arising under this Section 2.3.

(f) Following the determination of the Working Capital under this Section 2.3 (the “Final Working Capital”), the Parties hereby agree that:

(i) if the Final Working Capital is less than the Estimated Working Capital, the Principal Member, within 3 Business Days of such determination, shall pay to the Purchaser an amount equal to such difference in immediately available funds; and

(ii) if the Final Working Capital is greater than the Estimated Working Capital, the Purchaser, within 3 Business Days of such determination, shall pay an amount equal to such difference as follows: first, an amount equal to the Debt Reduction Amount, if any, to the Administrative Agent and thereafter to the Members pro rata in accordance with their respective Company Interests set forth on Schedule 1; provided, however, that if a Member has not executed this Agreement or a Notice and Joinder Agreement on or prior to the date on which such payment is to be made, the Purchaser shall retain such Member’s pro rata amount and only pay such pro rata amount once such Member executes and delivers to Purchaser a Notice and Joinder Agreement, along with the tendering of its respective Company Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, as to itself, represents and warrants to the Purchaser, severally and not jointly, as follows:

Section 3.1 Due Organization.  Such Member is a corporation, limited partnership or a limited liability company, as applicable, duly organized and validly existing and in good standing under the laws of the state in which it was formed and has all requisite corporate, limited partnership or limited liability company power, as applicable, and authority to carry on its business as it is now being conducted.

Section 3.2 Due Authorization.  Such Member has the corporate, limited partnership or limited liability company power, as applicable, and authority to execute and deliver this Agreement or the Notice and Joinder Agreement, as applicable, and to perform under this Agreement or the Notice and Joinder Agreement, as applicable, and to consummate the transactions contemplated hereby or thereby, as applicable.  This Agreement or the Notice and Joinder Agreement, as applicable, has been duly executed and delivered by such Member and assuming the due authorization, execution and delivery of this Agreement and the Notice and Joinder Agreement by the Purchaser, this Agreement or the Notice and Joinder Agreement, as applicable, constitutes such Member’s legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 3.3 Noncontravention.  The execution, delivery and performance by such Member of this Agreement or the Notice and Joinder Agreement, as applicable, and the performance of this Agreement or the Notice and Joinder Agreement, as applicable, by such Member and the consummation of the transactions contemplated hereby or thereby, as applicable, do not and will not violate the organizational documents of such Member.

Section 3.4 Company Interests.  Such Member is the record and beneficial owner of its respective Company Interests set forth on Schedule 1 and holds of record and owns beneficially its respective Company Interests free and clear of any Lien.  Such Member is not a party to any Contract that could require such Member to sell, transfer or otherwise dispose of any of its respective Company Interests (other than this Agreement).  Except for the LLC Agreement, such Member is not a party to any Contract with respect to any equity of the Company.

Section 3.5 Actions and Proceedings.  Except as set forth on Schedule 3.5, there is no Proceeding pending, or to such Member’s knowledge, but with respect to the Principal Member, the Principal Member’s Knowledge threatened, against such Member or the Company that (a) relates to or may affect its respective Company Interests or (b) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Section 3.6 Brokers’ Fees.  Such Member does not have any liability to pay any compensation to any broker, finder or agent with respect to this Agreement for which the Purchaser or the Company could become directly or indirectly liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

           The Principal Member represents and warrants to the Purchaser as follows:

Section 4.1 Due Organization; Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to carry on the Business as it is now being conducted.  The Company is duly qualified and in good standing in every jurisdiction where the character or the nature of the Business and or the Assets makes qualification to do business as a foreign entity necessary, except such jurisdictions where a failure to so qualify would not have or would not reasonably be expected to have a material adverse effect. The Company does not have any Subsidiaries.

Section 4.2 Capitalization.

(a) Schedule 1 sets forth the capitalization of the Company and includes all the Company Interests.  Other than the Company Interests, there exists no other equity of the Company. All of the Company Interests have been duly authorized and validly issued in accordance with applicable Laws and the LLC Agreement and are fully paid (to the extent required by the LLC Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).  Other than this Agreement and the LLC Agreement, there are no Contracts (including any options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise)) to which the Company is subject relating to the issuance, sale, transfer or other disposition of the Company Interests.  None of the Company Interests was issued in violation of the Securities Act of 1933, as amended, or any other Law.  The Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b) There are no (i) outstanding securities, phantom equity rights, other rights to the profits of the Company or other equity rights of the Company of any kind other than as set forth on Schedule 1, (ii) outstanding securities or obligations of any kind of the Company that are convertible into or exercisable or exchangeable to equity in the Company or (iii) authorized or outstanding bonds, debentures, notes or other Indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders thereof to vote) with holders of the equity of the Company on any matter.  The Company is not a party to any voting trust or other Contract with respect to the voting or redemption of the Company Interests.

Section 4.3 Noncontravention.  Subject to (a) any filings and notifications as may be required under applicable Laws and the Consents set forth on Schedule 4.3 and (b) any filings, notifications and Consents that may be required solely by reason of the Purchaser’s (as opposed to any third party’s) participation in the transactions contemplated hereby, the execution, delivery and performance by the Members of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate the organizational documents of the Company, (ii) violate any Law to which the Company is subject, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any Contract binding upon the Company and will not have an adverse effect on the Assets, the Business or the Company’s ability to carry out its obligations under the Transaction Documents or to consummate the transactions contemplated thereby or (iv) result in the creation of any Lien on the Company Interests or the Assets; provided, however that it shall not be a breach of this Section 4.3 to the extent such conflict, breach, violation modification, termination, default or such creation would not have a Company Material Adverse Effect.

Section 4.4 Compliance with Laws. Except with respect to Environmental Laws (which representations shall be covered by Section 4.18), the Company is not in violation of, nor in the past five years has the Company violated or failed to comply with any applicable Law, and no action has been filed or commenced against it alleging any such failure to so comply, in either case, that has or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Financial Statements.

(a) Schedule 4.5(a) sets forth the (a) audited balance sheet of the Company as of December 31, 2009 (b) the unaudited balance sheet of the Company as of December 31, 2010, (c) audited income statement and cash flow statement of the Company from July 2009 to December 31, 2009, (d) unaudited income statement and cash flow statement of the Company for the year ended December 31, 2010, (e) unaudited balance sheet of the Company as of March 31, 2011 (the “Latest Balance Sheet”) and (f) unaudited income statement and cash flow statement of the Company for the three months ended March  31, 2011 (collectively, the “Financial Statements”).  Such Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates indicated thereon and were prepared in accordance with GAAP, consistently applied in accordance with the Company’s past practices; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments (which are not expected to be material) and do not contain all footnotes required under GAAP.

(b) Except as set forth on Schedule 4.5(b), the Company has no liabilities, including Indebtedness, of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due) as of the date hereof other than (i)  those current liabilities included in Final Working Capital, (ii) the Debt Amount, (iii) liabilities appearing on the Latest Balance Sheet, (iv) liabilities arising in the Ordinary Course of Business since the date of the Latest Balance Sheet and (v) liabilities that are not required to be presented in unaudited interim financial statements prepared in accordance with GAAP.

Section 4.6 No Material Adverse Change.  Except as set forth on Schedule 4.6 or as otherwise expressly set forth in this Agreement, since the date of the December Balance Sheet and except as disclosed on the Latest Balance Sheet, (i) the Company has operated in the Ordinary Course of Business; (ii) the Company has not incurred any material liabilities or obligations, indirect or contingent, or entered into any material agreement or other transaction that is not in the Ordinary Course of Business or that could reasonably be expected to result in a material reduction in the future earnings of the Company; (iii) the Company has not sustained any material loss or material interference with the Business or Assets from fire, flood, windstorm, accident or other calamity not covered by insurance; (iv) there has not been any increase in the Indebtedness material to the Company (other than in the Ordinary Course of Business and any required scheduled payments) and (v) there has not occurred any event that has caused or would reasonably be expected to cause a Company Material Adverse Effect.

Section 4.7 Consents.  Schedule 4.3 is an accurate and complete list of all Consents required in order for the Members to sell their respective Company Interests to the Purchaser; provided, however, this Section 4.7 does not relate to matters addressed in Section 4.12.

Section 4.8 Coal Mining Interest and Real Property

(a) The Lands are all of the real property owned, leased, or managed by the Company.  The Lands include all real property used by the Company for the conduct of the Business and operations of the Company as currently conducted and as currently planned to be conducted within 6 months of the Closing Date.  Schedule 4.8(a) contains a list of all Leases, including the names of the relevant lessor and the date of commencement and expiry of each Lease.

(b) Prior to the date hereof, the Company has delivered to the Purchaser copies of the Company’s current working maps of the Lands and a map that identifies by reference to each specific Lease, each parcel of real property subject to the Leases and the related mine areas.  To the Principal Member’s Knowledge, no historical factual information supplied by the Company or Members and used in the Boyd Report, including information relating to the Assets, is inaccurate. To the Principal Member’s Knowledge, no fact exists, in the opinion of such Person listed on Schedule 1.1A, as a business person in his capacity as such and not as a geologist or a mining engineer, that would render the reserve calculations reflected in the Boyd Report to be reasonably apparent on their face inaccurate.  The Company is the sole lessee of the leasehold interests described in each Lease and of all fixtures and improvements described in each Lease as being leased to lessee. To the Principal Member’s Knowledge, the Company has adequate rights of ingress and egress with respect to each Producing Lease and, with respect to each Lease that the Company currently plans to mine within 6 months of the Closing Date, and to all fixtures and improvements used by the Company in its operations on such Producing Leases and such Leases, as applicable. All such Producing Leases and related fixtures and improvements are sufficient to operate the Business as currently conducted.  To the Principal Member’s Knowledge, no other party (including any mortgagee or pledgee) has, or has asserted by notice to the Company, a beneficial or legal interest in the Company’s interests in the Lands or any interest thereon that is superior or adverse to, or that directly conflicts with, the Company’s interest in or occupancy or use of the Land, except as set forth in the Title Opinions or on Schedule 4.8(b).

(c) To the Principal Member’s Knowledge, the Producing Leases will afford the Purchaser the right to extract and sell coal from the Producing Leases in a manner consistent with how the Business of the Company is currently being operated. The Producing Leases include all real estate leasehold rights necessary to conduct mining and reclamation activities necessary to operate the Business as it is currently conducted.

(d) Each of the Leases is a legal, valid and binding agreement of the Company and, to the Principal Member’s Knowledge, each other Person that is a party thereto, and is enforceable in accordance with its terms (subject to the Enforceability Limitations) and held by the Company free of any Lien arising by, through or under the Company prior to the Closing but not otherwise, except for Permitted Liens.  Except as set forth in Schedule 4.8(d), there is no, and the Company has received no notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) or termination under any Lease or in respect thereof.  All royalties, rents, overriding royalties or other similar payment obligations related to the Leases or the extraction of coal by the Company from the Lands that were due and payable prior to the Closing Date have been or will be paid in full without setoff or claims unless otherwise accurately and fully reserved for or recorded and accrued as a payable in the Latest Balance Sheet and included in the Working Capital Liabilities.

(e) The Company has delivered or made available to the Purchaser true and correct copies of all of the Company’s Leases.

(f) Except as disclosed in Schedule 4.8(f), the fixtures and improvements on the Lands are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the Company’s current operations, and there are no condemnation or appropriation proceedings pending or, to the Principal Member’s Knowledge, threatened against any of such Lands, fixtures or the improvements thereon.

Section 4.9 Assets.

(a) The Company engages in no other business other than the Business and the Business is operated by the Company.

(b) Schedule 4.9(b) includes an accurate and complete list as of May 25, 2011, of all of the Company’s material Assets that are items of tangible or intangible personal property.  Except as set forth on Schedule 4.9(b), the Company has good and marketable title to, or holds by a valid and existing lease or license for, all Assets that are items of tangible or intangible personal property, other than the Assets that are immaterial to the Company’s Business, except with respect to assets disposed of in the Ordinary Course of Business, since such date, free and clear of all Liens other than Permitted Liens.  All such items on Schedule 4.9(b) are in good working condition, ordinary wear and tear excepted, and are free from latent and patent defects, are fit for their intended purpose, and comprise all of the Assets that are items of tangible or intangible personal property, other than the Assets that are immaterial to the Company’s Business, necessary to operate the Company’s Business as currently conducted.

Section 4.10 Intellectual Property.  Schedule 4.10 sets forth all of the Intellectual Property owned or used by the Company in connection with the Business.  Except as set forth in Schedule 4.10, the Company owns, or possesses adequate rights to use without the payment of any fee that has not already been paid, all Intellectual Property used in the Business as currently conducted.  The Company’s use of the Intellectual Property in the Business as currently conducted does not infringe upon any rights any other Person owns or holds.

Section 4.11 Contracts.  Schedule 4.11 contains a true and complete list, as of the date hereof, and the Principal Member has delivered to the Purchaser copies, of  the following Contracts to which the Company is a party or by which the Company is bound or to which any of the Assets is subject:

(a) all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, and the name, position and rate of compensation of each Employee who is a party to such a Contract and the expiration date of each such Contract;

(b) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any covenant to not solicit any Person for hire or retention;

(c) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(d) all Contracts relating to Indebtedness of the Company in excess of $30,000;

(e) all Contracts with sales representatives, manufacturer’s representatives, distributors, dealers, brokers, sales agencies or other Persons engaged in sales, distribution or promotional activities that involve aggregate annual payments in excess of $25,000;

(f) all Contracts relating to (i) the future disposition or acquisition of any Assets of the Company, other than coal sales agreements and other dispositions or acquisitions in the Ordinary Course of Business and (ii) any merger or other business combination;

(g) all Contracts between the Company, on the one hand, and any officer, director or Affiliate of the Company, including any Member (or Affiliate thereof), on the other hand;

(h) all collective bargaining or similar labor Contracts;

(i) all coal sales and transportation agreements;

(j) all Contracts that, to the Principal Member’s Knowledge, are currently being renegotiated or that the counterparty has given notice of termination or threatened termination; and

(k) all other Contracts (other than Leases disclosed on Schedule 4.8(a)) that (i) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $25,000 annually and (ii) cannot be terminated within 30 days after giving notice of termination without resulting in any material cost or penalty to the Company.

Each Contract required to be disclosed in Schedule 4.11 is in full force and effect and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (subject to the Enforceability Limitations), and to the Principal Member’s Knowledge, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to the Enforceability Limitations) of each other party thereto.  Except as disclosed in Schedule 4.11, to the Principal Member’s Knowledge, the Company is not in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). To the Principal Member’s Knowledge, Schedule 4.11 sets forth, as of the date hereof, all material, written complaints and identifies, to the Principal Member’s Knowledge, each material verbal complaint to the Company that relates to a Contract not otherwise subject to a material, written complaint.

Section 4.12 Permits.

(a) Schedule 4.12(a) is an accurate and complete list of all Permits held or used by the Company in connection with the Business and material to the operation of the Business.  Except as set forth in Schedule 4.12(a), all Permits held by the Company are in full force and effect, are free from violation and, if required, timely application has been made for their renewal and/or re-issuance.  The Permits set forth on Schedule 4.12(a) comprise all Permits necessary to own, lease and operate the Assets of the Company and conduct the Business as conducted at the time of Closing.  This Section 4.12(a) does not relate to matters specifically covered by other representations and warranties specified in Section 4.18.

(b) Schedule 6.9 contains an accurate and complete list of all Reclamation Bonds pursuant to, in connection with or as a condition of the Permits listed in Schedule 4.12(a), as of the date hereof. Schedule 6.9 lists all mines currently in reclamation, if any, and provides the stage of release of each Reclamation Bond pertaining to each such mine.  Other than the Reclamation Bonds listed on Schedule 6.9, no other bonds are currently required under applicable Law to be posted in connection with the Permits.

(c) Neither Principal Member nor the Company, nor any Person “owned or controlled” by the Principal Member or the Company, nor any Person that “owns or controls” the Principal Member or the Company, has been notified in writing or, to Principal Member’s Knowledge, has been otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C. §§ 1201 et seg.), or any comparable state statute, that it is (i) ineligible to receive additional mining permits or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., “permit blocked” and, to the Principal Member’s Knowledge, no basis exists that could cause the foregoing to be true.  As used herein, the terms “owned or controlled” and “owns or controls” shall be defined as set forth in 30 C.F.R. § 7733 (1998).

Section 4.13 Employees.

(a) Schedule 4.13(a) sets forth a list of each and every employee of the Company as of the date hereof and in the case of each such Employee, the following information as of the date hereof: (i) title or position, (ii) annual base salary and annual incentive compensation opportunity (or wage rates for non-salaried employees), (iii) accrued but unused vacation, (iv) work location and (v) service credited for purposes of vesting and eligibility to participate under any Company Benefit Plan.  There are no written Contracts with any Employees other than as set forth on either Schedule 4.11 or 4.14.  The Company has no contractual or, to the Principal Member’s Knowledge, any obligations to any former employee of the Company.  No Person who is not treated as an employee of the Company but who provides or performs services to or on behalf of the Company is (i) a leased employee within the meaning of Section 414(n) of the Code, (ii) employed by a professional employer organization or employee leasing organization or (iii) required to be treated as a common law employee of the Company under the Code, ERISA or any other applicable Law.

(b) The Company is not a party to, bound by or in the process of negotiating any collective bargaining agreement or similar labor Contract.  None of the employees of the Company is represented by a labor union or other labor organization and, to the Principal Member’s Knowledge, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or other labor organization to organize or represent any Employees, (ii) no demand for recognition of any Employees has been made by or on behalf of any labor union or other labor organization in the past three years and (iii) no petition has been filed, nor has any material Proceeding been instituted, by any Employee with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three years. There is no pending or, to the Principal Member’s Knowledge, threatened strike, lockout, work stoppage, slowdown, walkout, hand-billing, or picketing with respect to or involving any Employees.

(c) Since January 1, 2010, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” as defined in WARN Act affecting any site of employment or facility of the Company; nor has the Company engaged in layoffs or employment terminations or any other “employment loss” as defined in WARN Act sufficient in number to trigger application of WARN Act or any similar state or local law.  Schedule 4.13(c) contains a complete and accurate list of all individuals who have incurred an “employment loss” as that term is defined by WARN Act since January 1, 2011.

Section 4.14 Company Benefit Plans.

(a) Schedule 4.14 sets forth a list of the Company Benefit Plans.

(b) A true and correct copy of each of the Company Benefit Plans and, to the extent applicable, a true and correct copy of the most recent annual report, summary plan description and Internal Revenue Service determination letter or favorable determination letter with respect to each Company Benefit Plan, have been made available to the Purchaser.

(c) None of the Company Benefit Plans is a Multiemployer Plan and none of the Company Benefit Plans is subject to Title IV of ERISA or the funding rules of Section 412 of the Code or Section 302 of ERISA.

(d) As to all Company Benefit Plans:

(i) All Company Benefit Plans comply with all requirements of applicable Law and have been administered in all material respects in accordance with their terms and with all applicable requirements of Law.

(ii) Each Company Benefit Plan that is an employee pension benefit plan and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service.

(iii) The Company has not engaged in any non-exempt “prohibited transaction” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company.

(iv) There are no Proceedings pending or, to the Principal Member’s Knowledge, threatened involving any Company Benefit Plan or the assets thereof, other than, in either case, routine claims for benefits.

Section 4.15 Tax Matters.

(a) All Tax Returns with respect to the Company that are required to be filed before the Closing Date have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes with respect to the Company shown to be due on such Tax Returns have been or will be timely paid in full when due, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in the Purchaser being liable for such Taxes or could give rise to a Lien on the Assets, Business or the Company Interests.

(b) Except as set forth on Schedule 4.15, there are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the Assets or the Business.

(c) The Company is currently, and has at all times been, classified for federal income tax purposes as a partnership.  The Company has not made an election pursuant to Treas. Reg. § 301.7701-3(c) to be treated as an association taxable as a corporation for federal income tax purposes.

(d) None of the Members is a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and regulations promulgated thereunder, or a “disregarded entity” as defined in Treas. Reg. § 1.1445-2(b)(2)(iii).

(e) The Company is not a party to any Tax sharing agreement.

(f) None of the Company’s payroll, property or receipts, or other factors used in a particular state’s apportionment or allocation formula, results in an apportionment or allocation of business income to any state other than Kentucky and Tennessee, and the Company has no nonbusiness income that is allocated, apportioned or otherwise sourced to any state other than Kentucky and Tennessee.

(g) The Company has not been a member of any Affiliated Group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business (“Withholding Taxes”) have been withheld, and such Withholding Taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose. Except as set forth on Schedule 4.15, no agreement or other document extending, or having the effect of extending the period of assessment or collection of any Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the Internal Revenue Service or any other Governmental Authority.

(h) Except as set forth on Schedule 4.15, there are no tax deficiencies outstanding, assessed or, to the Principal Member’s Knowledge, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(i) No audit or other examination of any Tax Return of the Company is presently in progress by a Governmental Authority, nor has the Company been notified of any request for such an audit or other examination or, to the Principal Member’s Knowledge, has any such audit or examination been threatened or proposed.

(j) Except as set forth on Schedule 4.15, as to all Tax periods or portions thereof that end prior to or include the Closing Date, the liability of the Company for Taxes with respect to such periods or portions thereof does not exceed the amount accrued for such liability (other than any reserve or deferred Taxes established to reflect timing differences between book and Tax income) on the Latest Balance Sheet, as adjusted for operations and transactions of the Company through the Closing Date in accordance with past practice and custom of the Company.

Section 4.16 Accounts Receivable; Inventory. All Accounts Receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company (which reserves are adequate and calculated consistent with past practice).  There is no contest, Claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Company, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.16 contains a complete and accurate list of all Accounts Receivable as of May 25, 2011, which list sets forth the aging of each such Account Receivable.  No customer has given the Company notice of any dispute regarding the Accounts Receivable, and no request or agreement for reduction or discount with respect to the Accounts Receivable has been made.  All items included as Inventory consist of a quality and quantity saleable in the Ordinary Course of Business of the Company in accordance with GAAP and with past practices.  All Inventory that is comprised of raw coal can reasonably be expected to be consumed in the Ordinary Course of Business within a reasonable period of time.  Except as set forth on Schedule 4.16, none of the Company’s Inventory has been consigned to others or is on consignment from others and the Company is not in possession of anything that it has included in its Inventory that is not owned by it, including coal already sold.

Section 4.17 Actions and Proceedings.  Except as set forth on Schedule 3.5, (a) there is no Proceeding pending, or to Principal Member’s Knowledge threatened, against the Company that relates to or may affect the Business or the Assets and (b) the Company is not contesting any payment for any work performed for, or materials furnished to,  the Company.

Section 4.18 Environmental.  Except as disclosed in Schedule 4.18, and except as would not  be material:

(a) The Company is in compliance with applicable Environmental Law including those with respect to mining operations and reclamation. The Company has not received any  written order,  notice of violation or any other communication from (i) any Governmental Authority or private citizen acting in the public interest or (ii) the current or prior owner or operator of any of the Lands or other real property, of any actual or threatened violation or failure to comply with any applicable Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Business or Assets.

(b) There are no pending or, to the Principal Member's Knowledge, threatened Claims or Liens resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Lands, Leases, or, to the Principal Member’s Knowledge, other real property.  There are no Hazardous Substances present on, at, under, or in the environment at any of the Land or Leases, or other real property owned or leased by the Company, including Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water sumps, or any other parts of the Lands or Leases or other real property, except in material compliance with applicable Environmental Laws.

(c) There has been no release or, to the Principal Member’s Knowledge, threat of release, of any Hazardous Substances at, to or from any Land or Lease or any other real property in which the Company has or had an interest. To the Principal Member’s Knowledge, any Hazardous Substances related to the Company or to the Business that have been transported to, treated at, disposed of, deposited, or released on other real property have been transported, treated, disposed of, deposited, or released in compliance with applicable Environmental Laws.

(d) The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Substances in, on, or under the Land, or concerning compliance, by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e) The representations and warranties in this Section 4.18 constitute the sole representations and warranties concerning the Company with respect to environmental matters and compliance with Environmental Laws.

Section 4.19 Bank Accounts.  Schedule 4.19 lists the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to sign on and/or withdraw funds from each such account.

Section 4.20 Warranties.  Except for Contracts that reduce the amounts owed to the Company if the delivered coal does not comply with certain specifications, Schedule 4.20 hereto contains true, correct and complete copies of all warranties issued by the Company since January 1, 2008, and a schedule setting forth (a) all warranty claims asserted against the Company during the past three years, (b) the costs of satisfying such claims and (c) the cost of servicing and making adjustments or providing replacements with respect to those warranty claims.

Section 4.21 Insurance.  Schedule 4.21 sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, black lung, workers' compensation and other forms of insurance held by the Company or under which the Company has been covered since 2007, and the Company has provided copies of such policies to the Purchaser.  All premiums due and payable for the insurance in Schedule 4.21 have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in force without interruption until the Closing Date.  The Company is not in default regarding the provisions of any policy insuring the Company and has not failed to give any notice or present any material claim required under any such policy in due and timely fashion.  There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business that require or recommend changes in the conduct of the Business or require any repairs or other work to be done with respect to any of the Assets.  Except as disclosed on Schedule 4.21, any policies expiring prior to the Closing Date will be renewed or extended upon substantially the same terms and at substantially the same premiums.  Except as disclosed on Schedule 4.21, all of the Company’s insurance policies are on (and for the applicable statute of limitations period plus one year have been on) an "occurrence basis."

Section 4.22 Certain Payments.  To the Principal Member’s Knowledge:

(a) neither the Company nor any of its directors, officers, employees or agents has given, offered, promised or authorized any Prohibited Payment with respect to the Business;

(b) neither the Company nor any of its directors officers, employees or agents has given, offered, promised or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment, with respect to the Business; and

(c) no individual director, officer or employee of the Company nor any of their spouses is an official of a Governmental Authority of any country in which the Business is conducted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Members as follows:

Section 5.1 Due Organization.

(a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to carry on its business as it is now being conducted.  The Purchaser is duly qualified and in good standing in every jurisdiction where the character or the nature of its business makes qualification to do business as a foreign entity necessary, except such jurisdictions where a failure to so qualify would not have or would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Due Authorization.  The Purchaser has the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery of this Agreement by the Principal Member, this Agreement constitutes the Purchaser’s legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to Enforceability Limitations.

Section 5.3 Noncontravention.  The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate the organizational documents of the Purchaser, as applicable, (ii) violate any Law to which the Purchaser is subject or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any provision of any Contract binding upon the Purchaser and will not have an adverse effect on the Purchaser’s ability to carry out its obligations under the Transaction Documents or to consummate the transactions contemplated thereby; provided, however that it shall not be a breach of this Section 5.3 to the extent such conflict, breach, violation modification, termination, default or such creation would not have a Purchaser Material Adverse Effect.

                  Section 5.4 Purchaser.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.5 Financing.  The Purchaser has the internal resources sufficient to consummate the transactions contemplated hereby.

Section 5.6 Independent Investigation.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Members set forth in this Agreement and the Schedules and Exhibits hereto, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Business and its Assets (including the Purchaser’s own estimate and appraisal of the value of the business, financial condition, operations and prospects of the Company’s Business and Assets). The Purchaser confirms to the Members that the Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks  of the transactions contemplated hereby.

Section 5.7 Actions and Proceedings.  There is no Proceeding pending against, or to the Purchaser's Knowledge, threatened against, the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Section 5.8 Brokers’ Fees.  The Purchaser does not have any liability to pay any compensation to any broker, finder or agent with respect to this Agreement for which the Members could become directly or indirectly liable.

ARTICLE VI

COVENANTS

The Parties agree as follows with respect to the period after the execution of this Agreement:

Section 6.1 Operation of Business.  Except as otherwise expressly set forth in this Agreement, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed, the Principal Member shall cause the Company to (i) conduct the Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve the business organization of Company and its relationship with the Employees, customers, lenders and suppliers, and not to:

(a) amend or authorize any amendment to or modification of its charter documents or LLC Agreement;

(b) issue or agree to issue any equity interests or any option or right therefor;

(c) make any distribution or payment in respect of equity interests or purchase or redeem any equity interests;

(d) enter into any lease or Contract in excess of $25,000 that extends beyond the Closing Date, other than (i) a top-lease covering the mines with respect to the Engle Hollow mining area (ii) a Premium Finance Agreement with Premium Assignment Corporation that, when executed, will be effective May 1, 2011 and (iii) an installment sales Contract with Caterpillar Financial Services Corp or an agent thereof;

(e) modify or amend any (i) Lease or Permit or (ii) any Contract that is in excess of $25,000, other than an amendment to the Credit Agreement in order to fund the Company to operate in the Ordinary Course of Business;

(f) terminate any Lease, Permit or Contract, other than those certain Contracts that are terminated as a result of the Contract with Caterpillar Financial Services Corp and as a result of the top-lease covering the Engle Hollow mining area, in each case entered into pursuant to Section 6.1(d);

(g) grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any Employee, consultant or agent or become a party to any employment agreement or any consulting arrangement, or become a party to any Contract or arrangement providing for payment of bonuses, profits, shares, stock benefits, severance payments or retirement benefits, other than in the Ordinary Course of Business, except as expressly contemplated by this Agreement;

(h) make any capital expenditure or acquire any fixed assets which individually or in the aggregate is in excess of $25,000, other than those certain assets that are acquired as a result of a Contract with Caterpillar Financial Services Corp and that certain Design and Construction Agreement dated September 30, 2010, by and between the Company and Taggart Global, LLC;

(i) incur any Indebtedness except current liabilities in the Ordinary Course of Business, other than Indebtedness that is incurred as a result of a Contract with Caterpillar Financial Services Corp;

(j) do any act or fail to do any act which would cause a breach of any Contract, Lease or Permit to which it is a party;

(k) sell or transfer any Assets outside of the Ordinary Course of Business, other than Assets that are immaterial to the Business;

(l) mortgage, pledge or subject any Asset to a Lien, other than a Permitted Lien;

(m) initiate any litigation (other than collection matters);

(n) discharge any Indebtedness other than scheduled payments in the Ordinary Course of Business.

(o) change any accounting principle or practice of the Company, including any change in the nature or method of calculation of any reserve of any kind;

(p) enter into a Contract of the sort and amount generally described in Section 4.11; or

(q) agree, whether in writing or otherwise, to do any of the foregoing.

(r) The Principal Member shall use commercially reasonable efforts to provide funds sufficient to enable the Company to operate in the Ordinary Course of Business.

Subject to compliance with applicable Law, from the date hereof until the earlier to occur of Closing or the Termination Date, the Principal Member will confer on a regular and frequent basis with the Purchaser to report on operational matters and the general status of the Company’s ongoing business, operations and finances and will promptly provide to the Purchaser copies of all filings it makes with any Governmental Authority during such period.

Section 6.2 Access to Information Prior to the Closing; Confidentiality.

(a) During the period from the date of this Agreement through the Closing Date, the Principal Member will use its commercially reasonable efforts to cause the Company to (i) give the Purchaser and its agents and authorized representatives full and complete access to all offices, facilities, books and records, officers, management, employees and advisors (including audit and Tax working papers prepared by its independent accountants, provided that the Purchaser will execute releases reasonably requested by the independent accountants if requested to do so) of the Company as the Purchaser may reasonably request during normal business hours, (ii) permit the Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request and (iii) cause the officers of the Company to furnish the Purchaser with such unaudited financial and operating data and other information with respect to the Company as is regularly prepared in the Ordinary Course of Business that the Purchaser may from time to time reasonably request. The Principal Member shall cause the Company to drill and obtain core samples from those locations set forth on Schedule 6.2 (the “Drilling”) as soon as practicable after the date hereof.  The Purchaser shall conduct laboratory tests on such core samples to measure the dry ash content of each such core sample within ten (10) days after receiving such core samples from the Company.   The Principal Member shall cause the Company to cooperate with Purchaser with respect to the Drilling and take all commercially reasonable actions that are reasonably necessary to accomplish the Drilling, including the acquisition of all necessary Permits and approvals.  The Purchaser shall preserve such core samples and, upon request, then make available to the Principal Member in a manner sufficient to enable the Principal Member to conduct further laboratory tests on such core samples.

(b) Any information provided to or obtained by the Purchaser pursuant to Section 6.2(a) shall be deemed to be “Evaluation Material” as defined in the Confidentiality Agreement, and it shall be held by the Purchaser in accordance with and be subject to the terms of the Confidentiality Agreement, provided that the obligations imposed on the Purchaser by the Confidentiality Agreement with respect to the information deemed to be Evaluation Material shall terminate upon Closing, except as set forth in Section 10.16.  In the event of the termination of this Agreement for any reason, the Purchaser shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material.

(c) After the Closing Date, unless the Purchaser otherwise agrees in writing, the Members shall keep confidential all non-public, confidential or proprietary information pertaining to the Company and its operations prior to the Closing Date for a period of five (5) years after the Closing Date; provided, however, that a Member shall not be obligated to keep confidential any information that (i) is public or becomes generally available to the public other than as a result of a disclosure by such Member, (ii) was or becomes available to such Member after the Closing Date on a non-confidential basis from a source other than the Purchaser or its Affiliates (provided that, to the knowledge of such Member, such source is not bound by any similar confidentiality obligations), (iii) such Member needs to disclose in order to comply with its obligations under this Agreement or (iv) such Member is required by Law to disclose.  In the event that a Member is required to disclose information pursuant to Section 6.2(c)(iii) or (iv), such Member will give the Purchaser as much advance notice as possible and then reasonably cooperate with the Purchaser to obtain a protective order or the equivalent; provided, however, such Member shall not be obligated to make any payments or incur any fees or costs in connection with such cooperation except to the extent the Purchaser agrees to reimburse such Member in full therefore.

Section 6.3 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts, and act in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated hereby at the earliest practicable date.

Section 6.4 Consents.  Each Party will use its commercially reasonable efforts to obtain timely all Consents of all third parties necessary in connection with the consummation of the transactions contemplated hereby prior to the Closing.  Each Party will make or cause to be made timely all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated hereby.  The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.  The Principal Member and the Company shall not be required to make any payments or incur any fees or similar expenses with respect to obtaining the Consents, provided the Principal Member and the Company may mutually agree to make such payments or incur such fees.

Section 6.5 Notice of Events.

(a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, the Purchaser shall promptly notify the Principal Member if the Purchaser becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would be reasonably likely to cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the Purchaser’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the period prior to the Closing Date or the earlier termination of this Agreement, the Principal Member shall promptly notify the Purchaser in writing if there shall be (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would be reasonably likely to cause or constitute a breach of any of its respective representations or warranties contained herein had such representation or warranty been made as of the time of the Principal Member’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Should any such event, fact or condition require any change to the Schedule, the Principal Member shall promptly deliver to the Purchaser a supplement to the Schedule (along with an additional information requested by the Purchaser related thereto) specifying such change.  Such supplemental delivery shall not affect any rights of the Purchaser under Article VIII or Article IX based upon the original Schedule and differences of the supplemental delivery therefrom, and such supplemental delivery shall not, in effect, bring forward such original Schedule for compliance with Section 8.2, except to the extent that the Principal Member is updating (i) Schedule 4.12 to add Permits that become necessary to conduct the Business after the date of this Agreement or (ii) Schedule 4.11 to delete Contracts to the extent such Contracts are terminated by the counterparty thereto and to add Contracts to the extent such Contracts are entered into by the Company pursuant to Section 6.1; provided, however, that the deletion of those Contracts set forth on Schedule 6.5(b) from Schedule 4.11 shall not affect any rights of the Purchaser under Article VIII, Article IX or Section 6.5(c).  The Principal Member shall deliver to the Purchaser any supplements to the Schedule at least five (5) Business Days prior to the anticipated Closing Date, provided that any supplements to the Schedules that are required as a result of developments occurring within five (5) Business Days of the anticipated Closing Date may be made within two (2) Business Days of the anticipated Closing Date.

(c) Other than events, facts or conditions to which the Purchaser consents pursuant to Section 6.1, in the event that the Principal Member delivers one or more supplements to the Schedule pursuant to Section 6.5(b) that reflect any events, facts or conditions that individually or in the aggregate would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied, and the Principal Member acknowledges and agrees in writing that the Purchaser has the right to terminate this Agreement pursuant to Section 8.3(e) of this Agreement on the basis of such supplemented Schedule and the Purchaser does not acknowledge in writing within five (5) Business Days of the Purchaser’s receipt of any supplement to the Schedule that (i) the Purchaser accepts such supplemented Schedule, (ii) the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such events, fact or condition and, (iii) from and after the Closing Date, the Purchaser will not have any claim for indemnification for any such events, facts or conditions as set forth on such supplemented Schedule, then this Agreement shall automatically terminate without any further action by any Party.

Section 6.6 Exclusivity.  The Principal Member shall not, and shall cause the Company not to, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Company Interests or any substantial portion of the Assets (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

Section 6.7 Exercise of Drag Along Right.  On the date that Globe Specialty Metals, Inc. issues a Press Release pertaining to this Agreement, the Principal Member and the Purchaser shall deliver to the Minority Members the Notice and Joinder Agreement. The Purchaser and the Principal Member agree to use their commercially reasonable efforts to enforce the obligations of the Minority Members to sell their respective Company Interests pursuant to the drag right set forth in the LLC Agreement.  The Purchaser and the Principal Member shall each pay 50% of the out-of-pocket cost paid to third parties incurred by the Purchaser and the Principal Member to obtain an executed Notice and Joinder Agreement from each Minority Member.

Sectio       Section 6.8 Regulatory Filings.

(a) The Parties acknowledge that Governmental Authorities may require Permit transfers or other regulatory transfers or filings and may require the submission of updated ownership and control information and/or the issuance of new license(s) or mine number(s) in connection with the transactions contemplated by this Agreement and to remove the Principal Member or any of its owners, employees or representatives from any regulatory connection to the Company (collectively, “Transfers”).  At the Closing, Purchaser shall deliver to the Principal Member draft copies of all filings, each in a form that it reasonably believes satisfies the requirements of the applicable Governmental Authority, that are necessary to effect each of the  Transfer(s) (the “Transfer Applications”).  The Principal Member will, and will cause the Company to, cooperate with Purchaser in providing required information, completing and executing all of the Transfer Applications and any other filings necessary to effect Purchaser’s ability to operate under the Company’s Permits during the Transfer Period described below.

(b) Within ten (10) Business Days following the Closing Date, the Purchaser shall deliver Transfer Applications to the applicable Government Authority, provided that the Principal Member shall have provided all necessary information relating to the Company, the Principal Member and their respective Affiliates and that the Principal Member shall have duly executed, and shall have caused its Affiliates to duly execute, if necessary, such Transfer Applications.

(c) Any Permits held by the Company and that are subject to a Transfer may continue to be utilized by Purchaser after Closing but shall be transferred and/or replaced, as applicable, within the Transfer Period.  For purposes of this Agreement, the “Transfer Period” shall mean the one hundred fifty (150) day period following the Closing Date, except that the period shall be extended for only so long as the Purchaser is using commercially reasonable efforts to cause the Transfers.  The Purchaser shall reimburse the Principal Member on a monthly basis for all costs and expenses incurred by the Principal Member or the Affiliates of the Principal Member with respect to the maintenance of such Permits following the Closing Date to the extent such costs and expenses accrue on or after the Closing Date.

(d) The Purchaser and the Principal Member shall diligently and expeditiously pursue, and take all commercially reasonable action necessary to effect, all Transfers within the Transfer Period, which shall include cooperating with the relevant Governmental Authority, participating in the public comment process, and working with interested parties and neighboring landowners.  The Principal Member shall cooperate and shall cause the cooperation of the Company with the Purchaser on all commercially reasonable actions necessary to Transfer the Permits.

(e) If the Principal Member receives a notice of violation under any Permit following the Closing Date but before the Transfer of the Permit, the Principal Member will give Purchaser prompt notice thereof.  Purchaser shall take such action that it deems commercially reasonably necessary to cure any such violation, regardless of whether such violation is based on any of the Company actions before, on or after the Closing Date.  Prior to Closing, with regard to any violation of any Permit prior to the Closing Date, the Principal Member will, or will cause the Company to, at its sole expense, promptly take action to cure any such violation within the applicable abatement period.  In the event such violation resulted from actions taken prior to the Closing Date, the Principal Member shall reimburse the Purchaser and the Company for all Losses related thereto.  The Purchaser shall reimburse the Principal Member on a monthly basis for all costs and expenses incurred by the Principal Member or the Affiliates of the Principal Member with respect to Losses related to a violation of a Permit that resulted solely from actions taken, or inaction, by the Company or the Purchaser following the Closing.

(f) Each of the Parties shall promptly inform the other Parties in writing of any material communication between itself and any Governmental Authority with respect to the Transfers, the transactions contemplated hereby and the Transfer Applications.  If any Party receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, the Transfers or the Transfer Applications then such Party shall cause to be made, as soon as reasonably practical, a response in compliance with such request.

Sectio       Section 6.9 Reclamation Bonds.

(a) The Purchaser shall, at its sole cost, provide all bonds, bond riders, transfers of existing bonds or other security necessary for the filing of any Transfer Application or for the completion of any Transfer; and

(b) From and after the Closing, Purchaser shall use its reasonable commercial efforts to obtain promptly the full and unconditional release of the Principal Member from any liability to the issuing surety associated with the issuance of any Reclamation Bond and/or the transfer of each Reclamation Bond from the Principal Member to Purchaser set forth on Schedule 6.9, including the following:

(i) furnishing a letter of credit or other security (“Substitute Security”) to replace and cause the release of any letter of credit or other security provided by the Principal Member (“Seller’s Security”) to secure each Reclamation Bond; and/or

(ii) obtaining and posting with the relevant Governmental Authority new bonds necessary to fully obtain the Permits and the replacement and release of  Seller’s Security (“Substitute Bonds”).  In no event shall the Substitute Security and/or Substitute Bond be supplied, and the Seller’s Security be released, more than fifteen (15) Business Days after the Closing Date; provided, that such period may be extended only for so long as the sole impediment to the Purchaser providing the Substitute Security and/or Substitute Bond and obtaining the release of Seller’s Security is a delay by the surety in accepting the Substitute Security and/or Substitute Bond.

(c) The Principal Member shall maintain each Seller’s Security until such time as the Seller’s Security has been completely and unconditionally released in connection with a Reclamation Bond and the related Transfer have been completed.  Until such time as the Seller’s Security has been completely and unconditionally released in connection with a Reclamation Bond and the related Transfer have been completed, Purchaser shall not effect any amendments or modifications or any other changes to the Permits related to such Transfer, the Contracts related thereto or any obligations to which such Reclamation Bond relates, or to otherwise take any action, in each case that increases, extends or accelerates the liability of the Principal Member or Seller’s Security under such Reclamation Bond, without the Principal Member’s prior written consent. The Purchaser shall reimburse the Principal Member on a monthly basis for all costs and expenses incurred by the Principal Member or the Affiliates of the Principal Member with respect to all Seller’s Security and Reclamation Bonds that remain outstanding following the Closing Date to the extent such costs and expenses accrue on or after the Closing Date.

Section 6.10 Minority Members.  Each Minority Member shall pay to the Principal Member, within 3 Business Days of the Principal Member paying to the Purchaser an amount pursuant to Section 2.3(f)(i), if any (the “Working Capital Amount”), an amount equal to such Minority Member’s pro rata amount in accordance with their respective Company Interests set forth on Schedule 1 of the Working Capital Amount; provided, however, that no Minority Member shall be obligated to pay any amounts in excess of the pro rata portion of the Closing payment to which such Minority Member is entitled pursuant to Section 7.3(c).

Section 6.11 Excluded Liabilities.  The Principal Member, at its sole cost and expense, shall take any and all action that is necessary to fulfill, satisfy and discharge any and all of the Excluded Liabilities.

Section 6.12 December Balance Sheet.  Prior to Closing, the Principal Member shall cause the Company to deliver to the Purchaser promptly after receipt from its auditors the (a) audited balance sheet of the Company as of December 31, 2010 and (b) audited income statement and cash flow statement of the Company from July 2009 to December 31, 2010.

Section 6.13 Necessary and Recommended Insurance.  From and after the Closing, Purchaser shall cause the Company, at its or their sole cost, to maintain the Company’s current worker’s compensation insurance coverage, as the same may be affected by applicable Law, including any current coverage for Claims by any former employees and Employees under federal or state Laws applicable to black lung disease.

ARTICLE VII

CLOSING

Section 7.1 Closing.  The Closing shall take place at the offices of Mayer Brown LLP, 700 Louisiana, Houston, Texas 77002, at 10:00 a.m. (central time) on the date that is three (3) Business Days after the date on which each of the conditions set forth in Article VIII (other than those conditions that by their terms cannot be satisfied until the Closing but subject to the satisfaction of such conditions) has been satisfied (or, to the extent permitted, waived by the Parties entitled to the benefit thereof) or such other date as is mutually agreed upon in writing by the Purchaser and the Principal Member, but in no event sooner than thirty (30) days after the later of (i) the delivery of the Notice and Joinder Agreement, together with a copy of this executed Agreement, to the Minority Members or (ii) any amendment thereto that is material to the Minority Members (unless each Minority Member executes and delivers the Notice and Joinder Agreement before the lapsing of such thirty day period).  The Closing and all transactions to occur at the Closing shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (central time) on the Closing Date.

Section 7.2 Deliveries by the Members.  At the Closing, the Members shall deliver, or cause to be delivered, to the Purchaser each of the following:

(a) certificates representing their respective Company Interests, duly endorsed (or accompanied by duly executed stock powers);

(b) a copy of each organizational document of the Company;

(c) resignations of each of the directors of the Company;

(d) a certificate, dated as of the Closing Date, in the form specified by Treas. Reg. § 1.1445-2(b)(2), certifying the Member’s non-foreign status;

(e) a certificate of the secretary or an assistant secretary of each Member certifying resolutions of the governing body of such Member approving and authorizing the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Member);

(f) all Consents set forth on Schedule 8.2;

(g) proof of release of all mortgages and Liens, other than Permitted Liens, from all of the Company’s Assets;

(h) the Payoff Letter; and

(i) such other certificates, instruments or documents as required by Section 8.2 or any other provision of this Agreement;

provided, that with respect to any Member that has not executed and delivered this Agreement or a Notice and Joinder Agreement on or prior to the Closing, such Member shall make such deliveries at such time as such Member executes and delivers a Notice and Joinder Agreement and in any case prior to the Purchaser delivering such Member’s pro rata portion of the Closing Payment to such Member.

Section 7.3 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Members (or other party set forth below), each of the following:

(a) a certificate of the secretary or an assistant secretary of the Purchaser certifying resolutions of the board of directors of the Purchaser approving and authorizing the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Purchaser);

(b) an amount equal to the Debt Amount less the Debt Reduction Amount, if any (the “Debt Repayment Amount”) to the Administrative Agent;

(c) an amount equal to the Closing Payment to the Members, pro rata in accordance with the Members’ respective Company Interest set forth on Schedule 1; provided, however, that if a Member has not executed this Agreement or a Notice and Joinder Agreement on or prior to the date on which the Closing Payment is to be made, the Purchaser shall retain such Member’s pro rata amount and only pay such pro rata amount once such Member executes and delivers to Purchaser a Notice and Joinder Agreement; and

(d) such other certificates, instruments or documents as required by Section 8.1 or any other provision of this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Members’ Obligations.  The obligations of the Members to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Principal Member).

(a) Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement that are qualified as to materiality or “Purchaser Material Adverse Effect” shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the Purchaser in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect).

(b) Performance.  The Purchaser shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Purchaser at or prior to the Closing.

(c) Officer’s Certificate.  The Purchaser shall have delivered to the Members a certificate, dated as of the Closing Date, executed by an executive officer of the Purchaser, certifying the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b).

(d) Injunctions. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated by this Agreement.

(e) Transfer Applications. The Purchaser shall have delivered the Transfer Applications to the Principal Member.

(f) Gatliff Transaction.  All of the conditions set forth in the Gatliff Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(g) ORRI Transaction.  All of the conditions set forth in the ORRI Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

Section 8.2 Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Purchaser):

(a) Representations and Warranties.  The representations and warranties of the Members in this Agreement that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date)  and all other representations and warranties of the Members in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Company Material Adverse Effect (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure to be true and correct that has not had and would not reasonably be expected to have a Company Material Adverse Effect).

(b) Performance.  The Members shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Members at or prior to the Closing.

(c) Officer’s Certificate.  The Principal Member shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by an executive officer of the Principal Member, certifying the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) with respect to the Principal Member.

(d) Payoff Letter.  A payoff letter (“Payoff Letter”) from the Seller Guarantor and the Administrative Agent that the amount of Indebtedness of the Company as of the Closing Date pursuant to the Credit Agreement is paid in full and that all related agreements are terminated and all obligations thereunder have been satisfied in full.

(e) Core Testing.  At least ten (10) of the fourteen (14) core samples obtained pursuant to the Drilling plan shall, pursuant to standard laboratory testing, be equal to or less than the ash amount set forth in the column labeled “15% Threshold % Ash” on Exhibit C with respect to each such core samples; provided, however, that this condition to closing shall be deemed waived by the Purchaser if the Purchaser does not notify the Principal Member within five (5) days of receipt of lab results obtained pursuant to Section 6.2(a) that the lab results did not demonstrate the quality described in this Section 8.2(e).

(f) Closing Consents.  The Principal Member shall have obtained all Material Consents set forth in Schedule 8.2(f).

(g) Injunctions.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated by this Agreement.

(h) Gatliff Transaction.  All of the conditions set forth in that certain Membership Interest Purchase Agreement between the Principal Member and Purchaser (and/or its Affiliate) related to the purchase of Gatliff Services, LLC, as of the date hereof (“Gatliff Purchase Agreement”), shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(i) ORRI Transaction.  All of the conditions set forth in the ORRI Purchase Agreement shall have been satisfied or waived and that the transaction shall close simultaneously with the transaction contemplated by this Agreement.

(j) Title Opinions. The Principal Member shall have provided to the Purchaser the Title Opinions dated as of the Closing Date but effective no earlier than 8:00 a.m, Eastern Time, the Business Day before the Closing Date,  in the same form and substance as delivered to the Purchaser on the date hereof; provided, however, that  the Title Opinions shall be deemed to be in the same form and substance except to the extent any variation in the Title Opinions constitutes a Company Material Adverse Effect.

(k) Engle Hollow.  The  Company shall have entered into a top-lease covering the mines with respect to the Engle Hollow mining area.

(l) Gibbs St. Clair.  The Company shall have paid all due and owing amounts to the lessors of that certain Lease Agreement by and among Cecil C. Gibbs, Betty Jo Gibbs, Arliss C. Gibbs, Betty Jane Gibbs, James E. Gibbs, Carol T. Gibbs, John L. Gibbs, Jr., Yvonne P. Gibbs, Janet Theresa Young, Sherwood Duane Young, Deborah Sue Evans, Margaret Evans Dustin, Kerry Dustin and the Company dated June 15, 2007.

(m) Distributions.  The Company shall have paid or otherwise eliminated from the Company’s books and records all accrued but unpaid distributions.

(n) No Material Adverse Effect.  There shall have been no Company Material Adverse Effect.

Section 8.3 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Principal Member and the Purchaser;

(b) at any time after 75 days after the date hereof, by the Principal Member upon  notice to the Purchaser if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Principal Member;

(c) at any time after 75 days after the date hereof, by the Purchaser upon notice to the Principal Member if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Purchaser;

(d) by either the Purchaser or the Principal Member if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by this Agreement and such order shall have become final and nonappealable;

(e) by the Purchaser if, between the date hereof and the Closing:  (i) an event or condition occurs that has resulted in a Company Material Adverse Effect or (ii) the Company makes a general assignment for the benefit of creditors or any Proceeding shall be instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Laws relating to bankruptcy, insolvency or reorganization;

(f) by the Purchaser at any time on or prior to the Closing Date if the Principal Member shall have materially breached any of its representations, warranties or covenants herein contained and the result of such breach could reasonably be expected to prevent the Company, after Closing, from operating the Business, as a whole, in the Ordinary Course of Business; provided, however, that such thirty (30) day period shall be extended for so long as the breaching Party is using commercially reasonable efforts to cure such breach, but in no event longer than the sixtieth (60th) day after the date hereof; or

(g) by the Purchaser or the Principal Member if either of the Gatliff Purchase Agreement or the ORRI Purchase Agreement is validly terminated in accordance with its terms.

Section 8.4 Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.3, this Agreement shall become void and there shall be no liability on the part of any party hereto except (i) the obligations provided for in this Section 8.4 and Sections 6.2(b) and 10.1 hereof shall survive any such termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.  The representations and warranties of the Members contained herein shall survive the Closing for a period of eighteen months; provided that the following representations and warranties shall survive for the following periods: (a) Fundamental Representations or Warranties and the representations and warranties set forth in Section 4.15 shall survive until the expiration of any applicable statute of limitations related thereto, (b) the representations and warranties set forth in Section 4.18 shall survive for a period of five (5) years after the Closing Date, (c) the indemnification obligations with respect to the Excluded Liabilities set forth on Schedule A items 1, 2, 4, 8, 9, 10, 11 and 12 shall survive for a period of three (3)  years, (d) the indemnification obligations with respect to the Excluded Liabilities set forth on Schedule A items 3, 5, 6 and 7 shall survive until the expiration of any applicable statute of limitations related thereto, and (e) the covenants shall survive indefinitely (together with any extensions or waivers thereof) (“Purchaser Survival Date”).  Neither the Purchaser nor the Members shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or any other claim for indemnification after the Survival Date; provided that, subject to Section 9.8, such claims may be pursued after the Survival Date if written notice thereof (specifying in reasonable detail the basis for such claim) was duly given prior to the Survival Date.

Section 9.2 Indemnification by the Members.  Subject to Section 9.5, the Members, severally and not jointly, agree to indemnify the Purchaser, its Affiliates and any of its or its Affiliates’ directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (each, a “Purchaser Indemnified Party”) against, and agree to defend and hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by such Member in Article III; provided, however, that such Member shall have no liability under this Section 9.2(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of the Purchaser Indemnified Party’s claim is given to such Member not later than the close of business on the Purchaser Survival Date with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed; and

(b) any breach of or failure by such Member to perform any covenant or obligation of such Member set out in this Agreement; provided, however, that such Member shall have no liability under this Section 9.2(b) for any breach of or failure by such Member to perform any covenant or obligation of such Member unless a written notice of the Purchaser Indemnified Party’s claim is given to such Member not later than the close of business on the Purchaser Survival Date with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed.

Section 9.3 Indemnification by the Principal Member.  Subject to Section 9.5, the Principal Member agrees to indemnify each Purchaser Indemnified Party against, and agrees to defend and hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Principal Member in Article IV; provided, however, that the Principal Member shall have no liability under this Section 9.3 for any breach of or inaccuracy in any representation or warranty unless a written notice of the Purchaser Indemnified Party’s claim is given to the Principal Member not later than the close of business on the Survival Date with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed; and

(b) any of the Excluded Liabilities.

Section 9.4 Indemnification by the Purchaser.  The representations and warranties and covenants of the Purchaser contained herein shall survive the Closing for a period of eighteen months after the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.8 shall survive until the expiration of any applicable statute of limitations related thereto, and the Purchaser’s covenants shall survive indefinitely (together with any extensions or waivers thereof) (“Member Survival Date”).  Subject to Section 9.5, the Purchaser  agrees to indemnify the Members, their Affiliates and any of their or their Affiliate’s directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (each, a “Member Indemnified Party”) against, and agrees to hold the Member Indemnified Parties harmless from, any and all Losses incurred or suffered by any Member Indemnified Party to the extent arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, however, that Purchaser shall have no liability under this Section 9.4(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of the Member Indemnified Party’s claim is given to Purchaser not later than the close of business on the Member Survival Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed;

(b) any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement; provided, however, that the Purchaser shall have no liability under this Section 9.4(b) for any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser unless a written notice of the Member Indemnified Party’s claim is given to the  Purchaser not later than the close of business on the Member Survival Date, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed; and

(c) any obligations and liabilities to or with respect to the Reclamation Bonds or the letters of credit or other security issued in connection with the Reclamation Bonds to the extent arising from, relating or attributable to events, conditions or facts occurring wholly after the Closing Date.

Section 9.5 Limitations on Liability of the Indemnifying Party.  Notwithstanding any other provision of this Agreement or any right or remedy available under any Law:

(a) An Indemnified Party shall have the right to payment by the Indemnifying Party only once such Indemnified Party shall have incurred, as to all of its Claims, aggregate Losses in excess of one half of one percent (.5%) of the Combined Purchase Price (the “Claims Deductible”), in which case the Indemnifying Party shall be liable for all such Losses in excess of the Claims Deductible; provided, however, that such Claims Deductible shall not apply to indemnification claims made with respect to (i) the breaches of or inaccuracies in the Fundamental Representations or the representations and warranties in Section 4.15; (ii) the breach of or failure by the Principal Member to perform any covenant or obligation of the Principal Member set out in this Agreement, including the covenants and obligations set out in Section 10.14 and Section 9.3(b).

(b) The Indemnifying Party shall have no liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification or otherwise in the aggregate in excess of twenty (20%) of the Combined Purchase Price (the “Cap”); provided, however, that such Cap shall not apply to indemnification claims made with respect to (i) breaches of or inaccuracies in the Fundamental Representations or the representations and warranties contained in Sections 4.15, 5.1, 5.2, 5.3 and 5.8, (ii) breaches of or failures by the Principal Member to perform any covenant or obligation of the Principal Member set out in this Agreement, including the covenants and obligations set out in Section 10.14 and Section 9.3(b).  Notwithstanding anything herein to the contrary, the Indemnifying Party shall have no liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification or otherwise in the aggregate in excess of one hundred (100%) of the Combined Purchase Price. In determining whether an Indemnifying Party does not have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for indemnification because Losses exceed the Cap,  all Losses pursuant to this Agreement, the ORRI Purchase Agreement and the Gatliff Purchase Agreement shall be aggregated for purposes of determining whether such Cap has been exceeded.

(c) Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate Losses with respect to which a claim for indemnification is made and shall reasonably consult with the Indemnifying Party with a view toward mitigating such Losses in conjunction with all claims for which an Indemnified Party seeks indemnification under this Article IX.

(d) IN NO EVENT SHALL A PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR SPECULATIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY THE PARTY OR FOR ANY OTHER DAMAGES THAT ARE NOT THE PROBABLE AND REASONABLY FORESEEABLE RESULT OF ANY BREACH HEREOF.

(e) The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) or any Claim otherwise arising out of or related to the sale and purchase of the Company Interests shall be those remedies available at Law or in equity for breach of Contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), including the remedies set forth in Section 10.16, and the Parties hereby agree that no Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. Notwithstanding the foregoing, the Parties have agreed that the Claims Deductible shall not apply and the Cap shall be increased to the Combined Purchase Price with respect to any Claim under this Article IX resulting from the Indemnity Exception.

(f) The Indemnifying Party shall not have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for any Loss to the extent arising from a change in Law that becomes effective after the Closing Date.

(g) Except for the specific representations and warranties expressly made by the Members in Articles III and IV (and the Schedules), (i) the Purchaser acknowledges and agrees that the Members are not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company Interests, the Company, the Company’s Business or Assets or the accuracy or completeness of any information regarding the Company furnished to the Purchaser or its or their representatives or made available to the Purchaser or its or their representatives in any form, and (ii) the Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Members have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(h) There shall be no obligation to indemnify under either Section 9.2, 9.3 or Section 9.4 to the extent a Loss (i) was included in the determination of the Final Working Capital, (ii) was accurately reserved or accrued for in the Financial Statements or (iii) relates to any breach of representation, warranty, or covenant expressly waived by any Indemnified Party (unless such waiver relates to an Indemnity Exception).

(i) Except as required by applicable Law, no Purchaser Indemnified Party may seek indemnification from,  and the Principal Member shall not be required to indemnify any Purchaser Indemnified Party under this Article IX for any breaches of the representations and warranties set forth in Section 4.18, for any Loss that is in any way increased or accelerated in time because of any sampling, analysis or ground water, soil or vapors evolved from the ground unless it occurred in the Ordinary Course of Business or with the prior written consent of the Principal Member, which consent shall neither be unreasonably withheld nor unreasonably delayed.

Section 9.6 Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any Proceeding, of the type described in Section 9.7, but in any event no later than forty five (45) days after first becoming aware of such claim, the Indemnified Party shall give notice to the Indemnifying Party of such claim, which notice shall reasonably specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount, if determinable, that the Indemnified Party seeks hereunder from the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.

Section 9.7 Notice of Third Party Claims; Assumption of Defense.  The Indemnified Party shall give notice as promptly as is reasonably practicable, but in any event no later than fifteen (15) Business Days after receiving notice thereof, to the Indemnifying Party of the assertion of any claim, or the commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim); provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense, (a) participate in the defense of any such Proceeding and (b) upon notice to the Indemnified Party, at any time during the course of any such Proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption shall have the exclusive right (subject to (i) no obligation, restriction, Loss or admission of fault being imposed on the Indemnified Party as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) no settlement or compromise or consent to the entry of any judgment that does not relate solely to monetary damages arising from any such claim be effected by the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed) to settle or compromise such Proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such Proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.  The Party responsible for the defense of any such claim shall, to the extent reasonably requested by the other applicable Party, keep such other Party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.  Any settlement or compromise made or caused to be made in accordance with the terms hereof by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under this Section 9.7) or the Indemnifying Party, as the case may be, of any such Proceeding shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the Indemnified Party shall not compromise or settle any Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.8 Time Limits.  Any right to indemnification or other recovery under this Article IX shall apply only to Losses with respect to which the Indemnified Party shall have notified the Indemnifying Party in writing within the applicable time period set forth in Section 9.2, 9.3 or 9.4, as the case may be.  If any claim for indemnification or other recovery is timely asserted under this Article IX, the Indemnified Party shall have the right to bring a Proceeding with respect to such claim within four (4) years after first giving the Indemnifying Party notice thereof, but may not bring any such Proceeding thereafter.

Section 9.9 Net Losses and Subrogation.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds (net of costs incurred in prosecuting the insurance claim) actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(b) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 9.10 Closing Payment Adjustments.  To the extent permitted by Law, any amounts payable under Sections 9.2, 9.3 or 9.4 shall be treated by the Purchaser and the Members as an adjustment to the Alden Purchase Price.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses.  Each Party shall bear its own fees and expenses with respect to the transactions contemplated hereby.

Section 10.2 Amendment.  This Agreement may be amended, modified or supplemented only in a writing signed by the Purchaser and the Principal Member that, in the case of an amendment or modification, specifically references such section of this Agreement to be amended or modified.  All amendments, modifications or supplements not in accordance with this Section 10.2 shall be of no effect, regardless of formality, consideration or detrimental reliance.

Section 10.3 Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to the Purchaser, addressed as follows:

Globe Specialty Metals, Inc.
One Penn Plaza - Suite 4125
New York, NY 10119
Attention:	Stephen Lebowitz
Facsimile:	+1 (212) 798-8137

with a copy to:

Buchanan Ingersoll & Rooney
301 Grant St., 20th Floor
Pittsburgh, PA 15219
Attention:	Bruce A. Americus
Facsimile: (412) 562-1041

(ii)	If to the Principal Member, addressed as follows:

NGPC Asset Holdings II, LP
1221 McKinney Street
Suite 2975
Houston, Texas
Attention:	Kelly Plato
Facsimile: (713) 752-0063

with copies to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention:	Kevin Shaw
William S. Moss III
Facsimile:	(713) 238-4649

(iii)	If to a Member other than the Principal Member, the address set forth in such Member’s Notice and Joinder Agreement.

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

Section 10.4 Payments in Dollars.  Except as otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

Section 10.5 Waivers.  Except as otherwise provided in Article IX, the failure of a Party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless it is in writing and specifically references the section of this Agreement to be waived, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.  All waivers not in accordance with this Section 10.5 shall be of no effect, regardless of formality, consideration or detrimental reliance.

Section 10.6 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that, except with the written consent of the other Parties, no assignment of this Agreement or any rights or obligations hereunder, by operation of Law or otherwise, may be made by any Party, other than to an Affiliate of such Party (but no such assignment shall relieve the assigning Party of its obligations hereunder), and any purported assignment in violation of this Section 10.6 shall be null and void.

Section 10.7 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and the Member Indemnified Parties and the Purchaser Indemnified Parties, and no provision of this Agreement shall be deemed to confer upon other third parties, any remedy, claim, liability, reimbursement, cause of action or other right.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Parties to this Agreement.  No Person who is not a Party, including any Party’s Affiliates and any of its or their directors, managers, general partners, officers, employees, incorporators, members, partners, stockholders, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.8 Publicity.  The Members and the Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby.  Neither the Members nor the Company shall disclose the terms of this Agreement to any Employees, other than Keith Smith, George Adams, John Addington and Steve Cox, without the prior written consent of Purchaser.  Notwithstanding the foregoing, nothing in this Section 10.8 shall prevent any Party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law, the rules of any stock exchange or any Governmental Authority (a “Press Release”), (b) disclosing this Agreement or its content or the transactions contemplated hereby to (i) current and future officers, directors, employees, representatives and agents of such Party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such Party and its Affiliates (or any portion thereof) and (iii) those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, (c) disclosing to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any applicable federal or state securities Laws or (d) making any disclosures incident to enforcing its rights hereunder.  The Purchaser shall cause Globe Specialty Metals, Inc. not to, and the Seller Guarantor shall not, issue a Press Release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with the other Party.

Section 10.9 Further Assurances.  Upon the reasonable request of the Purchaser, on and after the Closing Date, each Member shall execute and deliver to the Purchaser such deeds, assignments and other instruments as may be reasonably requested by the Purchaser and are required to effectuate completely the transfer and assignment to the Purchaser of the right, title and interest of such Member in and to its respective Company Interests and to the Members and/or the Principal Member with respect to the Company, its Assets or Business.

Section 10.10 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 10.11 Entire Understanding.  This Agreement (including the Schedules and Exhibits and other documents delivered in connection herewith) contains the entire agreement of the Parties respecting the sale and purchase of the Company Interests and supersedes all prior agreements among the Parties respecting the sale and purchase of the Company Interests.  The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company Interests exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated Parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 10.12 Language.  The Principal Member and the Purchaser agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against the Principal Member or the Purchaser.  The Principal Member and the Purchaser and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 10.13 Applicable Law.  This Agreement, and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of Law thereof.

Section 10.14 Taxes.

(a) Filing of Tax Returns.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all (i) taxable years ending on or prior to the Closing Date that are filed after the Closing Date, (ii) taxable years beginning prior to the Closing Date and ending after the Closing Date and (iii) taxable years beginning after the Closing Date.  The Purchaser shall provide to the Principal Member for review and comment each Tax Return described in clauses (i) and (ii) of this Section 10.14(a) at least five (5) days prior to the due date for filing such return (or, if required to be filed within five (5) days of the Closing Date, as soon as reasonably practicable following the Closing).  The Principal Member shall reimburse the Purchaser for Taxes paid pursuant to clauses (i) and (ii) above within fifteen (15) days after payment by the Purchaser or an Affiliate of the Purchaser to the extent such Taxes are subject to the Principal Member’s obligation to indemnify the Purchaser pursuant to Section 10.14(c).

(b) Proration of Taxes.  The Parties acknowledge that the transactions contemplated by this Agreement will result in the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code, which will cause the Company’s taxable year to close as of the Closing Date and the Tax Returns shall be prepared consistently with that approach.  The Purchaser shall not be allocated any portion of the Company’s income or loss for the Company’s taxable year ending on the Closing Date, or for any prior taxable year.  For purposes of allocating liability for Taxes under Section 10.14(c) for Taxes other than for federal income tax purposes, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

(c) Tax Indemnification.  From and after the Closing, the Members, pro rata in accordance with the Members’ respective Company Interest set forth on Schedule 1, shall protect, defend, indemnify and hold harmless the Purchaser and the Company from all Losses arising out of or related to (i) any and all Taxes attributable to any Pre-Closing Tax Period, including all matters set forth on Schedule 4.15, that are not reflected in the calculation of the Final Working Capital pursuant to Section 2.3 (whether or not such Taxes are primarily payable by the Company), (ii) all Taxes of any Person for which the Company or Purchaser may be liable as a result of the acquisition of the Company Interests under any provision under, federal, provincial, state, local or foreign law similar to Treasury Regulation §1.1502-6 as a transferee or successor, by Contract or otherwise that are not reflected in the calculation of the Final Working Capital pursuant to Section 2.3, (iii) all transfer Taxes allocated to a Member under Section 10.14(f) and (iv) any costs, fees, expenses and other Losses incurred by the Purchaser or the Company in connection with, or in relation to, bringing a claim under this Section 10.14(c); provided, however, that the Principal Member shall  be obligated to pay all amounts pursuant to this Section 10.14(c) in excess of the amount received by the Minority Members pursuant to Section 7.3(b).  From and after the Closing, the Purchaser shall protect, defend, indemnify and hold harmless the Principal Member from all Losses arising out of or related to (i) any and all Taxes attributable to any period that is not the Pre-Closing Tax Period, (ii) all transfer Taxes allocated to Purchaser under Section 10.14(f) and (iii) any costs, fees, expenses and other Losses incurred by the Principal Member in connection with, or in relation to, bringing a claim under this Section 10.14(c).

(d) Cooperation/Retention of Records.  After the Closing, upon reasonable written notice, the Purchaser and the Principal Member shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Company (including access to books and records) and the acquisition of the Company Interests as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any Claim or Proceeding related to any Tax Return.

(e) Procedures Relating to Tax Claims.

(i)
After the Closing, the Purchaser, on the one hand, and the Principal Member, on the other hand (the “Recipient”), shall promptly notify the other Party in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial Proceeding or other similar Claim (“Tax Claim”) received by the Recipient from any Governmental Authority or any other Person with respect to Losses for which the Principal Member may be liable under this Agreement; provided, however, that a failure by the Purchaser or the Principal Member to give such notice shall not affect the other Party’s rights to indemnification under Article IX or this Section 10.14 except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby.

(ii)
The Principal Member may elect to participate in, but not control, the conduct, through counsel of the Principal Member’s own choosing and at the Principal Member’s sole expense and with the participation of the Purchaser if the Purchaser so elects, of any Tax Claim involving any asserted liability with respect to or relating to any Pre-Closing Tax Period.  If the Principal Member desires to elect to participate in any such Tax Claim, the Principal Member shall within ten (10) calendar days after receipt of the notice of such Tax Claim notify the Purchaser in writing of its intent to do so.

(iii)
With respect to any Tax Claim that involves any Straddle Period,  the Purchaser shall notify the Principal Member of such Tax Claim and the Purchaser shall control the conduct of any such Tax Claim, through counsel of the Purchaser’s own choosing with participation by the Principal Member (at the Principal Member’s expense), and the Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim with the consent of the Principal Member, which shall not be unreasonably withheld, conditioned or delayed.

(f) Taxes Related to Transaction.  The Purchaser and the Members shall each pay fifty percent (50%) of the cost of all sales, use or transfer Taxes and all recording costs, arising out of the transfer of the Company Interests pursuant to this Agreement with the Members’ liabilities being apportioned pro rata in accordance with their respective Company Interests set forth on Schedule 1.  The sales, use and transfer Tax Returns required by reason of said transfer shall be timely prepared by the Party legally obligated to make such filing.  The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

Section 10.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.16 Confidentiality.

(a) The Confidentiality Agreement shall terminate at Closing with respect to information relating to the Company, the Business or the Assets.  The Purchaser acknowledges that any and all other information provided to it prior to the Closing by the Principal Member or any of its Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b) Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed that the remedy of indemnity payments pursuant to Article IX and other remedies at Law may be inadequate in the case of any breach of the covenants contained in this Section 10.16.  Accordingly, the Principal Member shall be entitled to, without limiting its other remedies, equitable relief, including the remedies of specific performance and injunction, with respect to any breach or attempted breach of such covenants or to enforce this Agreement.

Section 10.17 Jurisdiction of Disputes; Waiver of Jury Trial.  Each Party hereby (a) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby, shall be brought by any Party solely in a court of competent jurisdiction located within the State of Delaware, whether a state or federal court, (b) agrees that in connection with any such Proceeding, it will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 10.17 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum, (d) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to it at its address set forth in Section 10.3, (e) agrees that any service made as provided herein shall be effective and binding service in every respect and (f) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.  EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 10.18 Schedules; Inspection.  Any information disclosed by one Party pursuant to any Schedule hereto shall be deemed to be disclosed to the other Party for all purposes of this Agreement.  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the Ordinary Course of Business for purposes of this Agreement.  The Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement; however, each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules if it is reasonably apparent on its face that such disclosure is applicable to such other section of the Schedules, and the disclosures in the Schedules shall relate to any other section in this Agreement to which the relevance of such disclosure is reasonably apparent on its face (including representations and warranties that are not contained in the section of the Agreement that corresponds to the section of the Schedules).  Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Any inspection, preparation, or compilation of information or schedules, or audit of the Inventories, properties, financial condition, or other matters relating to the Company conducted by or on behalf of the Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of the Purchaser to rely upon the representations, warranties, covenants, and agreements of the Members set forth herein.

Section 10.19  Seller Guarantee.  Seller Guarantor hereby guarantees to Purchaser the complete and timely performance by the Principal Member of all obligations to be performed by the Principal Member hereunder, all as and when required to be performed under this Agreement, in all respects and in accordance with the terms, conditions and limitations contained herein (the “Principal Member Obligations”).  In the event of a default in performance of any of the Principal Member Obligations, Seller Guarantor shall timely perform or cause to be performed such Principal Member Obligations in accordance with the terms of this Agreement including upon receipt of written notice of such default by the Principal Member to the extent such notice is required to be given to the Principal Member hereunder.  This is a guaranty of payment and performance, and not merely of collection.  Purchaser may collect such amounts, or any part thereof, or obtain such performance from Seller Guarantor without first exercising its rights against the Principal Member.  Seller Guarantor waives any right it may have to require that any action be brought against the Principal Member. Seller Guarantor waives (i) notice of acceptance of this guaranty and (ii) presentment, demand, notice of dishonor, protest and notice of protest.  Notwithstanding anything herein to the contrary, Seller Guarantor shall be entitled to the benefit of and may assert as a defense against any Claim under this Section 10.19 any limitation, defense, set off or counterclaim that the Principal Member could have other than defenses based upon or relating to (a) the Principal Member’s insolvency, bankruptcy or similar inability to pay or perform or (b) the due authorization, execution, delivery, enforceability or validity of this Agreement  by or against the Principal Member.

 *  *  *  *  *

IN WITNESS WHEREOF, the Purchaser and the Principal Member have caused this Agreement to be executed and delivered as of the date first above written.

NGPC ASSET HOLDINGS II, LP

By: NGPC Asset Holdings GP, LLC, its general partner

By  /s/ R. Kelly Plato
Name: R. Kelly Plato
Title: Senior Vice President

NGP CAPITAL RESOURCES COMPANY

By  /s/ R. Kelly Plato
Name: R. Kelly Plato
Title: Senior Vice President

GLOBE BG, LLC

By /s/ Jeff Bradley
Name: Jeff Bradley
Title: President